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SpectRx: Bill Wells - 770-242-8723

SpectRx, Inc. Achieves ISO 13485:2003 Re-Certification

Paves way for CE mark for non-invasive cervical cancer detection device

NORCROSS, GA (June 14, 2007) - SpectRx, Inc., (Pink Sheets: SPRX) today announced that the company successfully completed an audit of its quality system and was recertified under ISO 13485:2003. The designation means the company is eligible to issue a CE mark for its non-invasive cervical cancer detection device once development is complete. The CE mark is necessary to sell the product in the European Union and other markets.

"The ISO designation is a validation of the SpectRx commitment to the highest standards of quality in our medical products," said Mark Faupel, Ph.D., SpectRx president and chief executive officer. "Having the ability to issue the CE mark for our products potentially provides access to the most lucrative segments of the large international marketplace. I want to congratulate our team of professionals who made this significant event a success."

ISO is a network of the national standards institutes of 157 countries. ISO 13485:2003 is a comprehensive set of standards covering the quality of design, development, manufacture, shipping, installation and the servicing of medical devices. The certifications were granted by SEMKO of Stockholm, Sweden, a division of Intertek Testing Services.

About SpectRx

SpectRx, Inc. (Pink Sheets: SPRX) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer. The technology is designed to quickly eliminate false positive Pap and HPV results and discover cervical disease missed by existing tests. Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately.

The SpectRx non-invasive cervical cancer detection test uses light to scan the cervix for disease. The test is designed to be painless and to provide results immediately. It is also designed to be performed by a technician, making more efficient use of the doctor's time. The system consists of a base unit and a single-patient-use disposable calibration and patient interface. The test is currently undergoing the U.S. Food and Drug Administration pivotal clinical trial necessary to apply for regulatory approval. The test could reduce unnecessary cervical biopsies by 55%, while accurately detecting disease, according to results of a study published in the January 2007 edition of the Journal of Lower Genital Tract Disease.

For more information, visit www.spectrx.com and www.guidedtherapeutics.com.

The SpectRx Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

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